Exhibit 99.1
Caterpillar Inc.
4Q 2009 Earnings Release

January 27, 2010

FOR IMMEDIATE RELEASE

Caterpillar Expects Higher Sales and Revenues and Profit in 2010

Reports Solid Profit and Improved Financial Position in Turbulent 2009

PEORIA, Ill.— Caterpillar Inc. (NYSE: CAT) today announced sales and revenues of $32.396 billion for 2009, a decrease of 37 percent from $51.324 billion in 2008.  Profit per share was $1.43, down 75 percent.  Excluding redundancy costs of $0.75, 2009 profit was $2.18 per share.

Fourth-quarter sales and revenues were $7.898 billion, down 39 percent from the fourth quarter of 2008.  Profit per share for the quarter was $0.36, down 67 percent from the fourth quarter of 2008.  Excluding redundancy costs, profit for the fourth quarter was $0.41 per share.

“While the economy in 2009 was the worst our company has experienced since the Great Depression, I’m proud to report that Team Caterpillar responded in an extraordinary way,” said Caterpillar Chairman and Chief Executive Officer Jim Owens.  “We delivered solid profitability and cash flow and dramatically improved our balance sheet.  In addition, we had continued access to debt markets, improved our liquidity position, expanded credit facilities and made a conscious decision to hold more cash.  As a result, we maintained our dividend rate, made significant pension contributions and continued to invest in new products and selective new capacity.  Our employees, dealers and suppliers in every region of the world pulled together to achieve these results, and we thank them for their hard work and sacrifice.  As a result, we are exceptionally well positioned for continued industry leadership and growth as the global economy recovers,” Owens continued.

Sales and revenues for 2009 decreased $18.928 billion from 2008, and profit of $895 million was down 75 percent from $3.557 billion in 2008.  The decline in profit was primarily due to significantly lower sales volume.  The impact of lower volume was partially offset by lower costs, favorable income taxes and improved price realization.

Outlook
Caterpillar expects 2010 sales and revenues to be up 10 to 25 percent from 2009, and profit is expected to be about $2.50 per share at the midpoint of the sales and revenues range.

We continue to see signs of economic improvement, particularly in China and most developing countries.  We are also seeing signs of improvement in North America, Europe and Japan, but these economies remain weak and have not rebounded as quickly as developing countries.

We have seen a marked increase in demand for mining equipment—a result of continued strong commodity prices and growing confidence in economic recovery.  We have also seen improvement in sales of aftermarket service parts, which is usually an early indicator of growing demand for machines and engines.

In addition to increased end-user demand, Caterpillar sales are expected to improve as a result of changes in dealer inventories in 2009.  Dealers reduced new machine inventories by more than $3.3 billion and new engine inventories by more than $600 million during 2009.  This means Caterpillar’s sales in 2009 were below end-user demand by nearly $4 billion.  We expect relatively little change in dealer inventories in 2010 and as a result, Caterpillar’s sales should be more in line with end-user demand.

We do not expect significant redundancy costs in 2010.  Excluding redundancy, the most significant positive factors driving the profit outlook are higher sales volume, lower material costs and improved factory efficiency utilizing the Caterpillar Production System (CPS) with 6 Sigma.  The most significant unfavorable factors are higher taxes and an unfavorable mix of sales.

“We’re encouraged by signs of improving demand.  Dealer sales to end users are up, order rates are up, dealer inventories came down in 2009, and we’re seeing stronger service parts sales,” Owens said.   “As a result, we are focused on increasing production levels in our plants and with our suppliers.  Although we expect efficiency improvements in 2010, higher production will require selective increases in employment, and we’ve already recalled more than 500 previously laid-off production employees.

“We expect 2010 will be a better year than 2009, and Caterpillar is in an excellent position to benefit from growth in the world economy,” Owens said.

Notes:
-	Information on non-GAAP financial measures, including the treatment of redundancy costs, is included on page 35.
-	Glossary of terms is included on pages 33-34; first occurrence of terms shown in bold italics.

For more than 80 years, Caterpillar Inc. has been making progress possible and driving positive and sustainable change on every continent.  With 2009 sales and revenues of $32.396 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines.  The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services.  More information is available at:  http://www.cat.com.

Caterpillar contact:  Jim Dugan, Corporate Public Affairs, (309) 494-4100 (Office) or (309) 360-7311 (Mobile)

SAFE HARBOR
Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of Caterpillar Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “will,” “would,” “expect,” “anticipate,” “should” or other similar words and phrases often identify forward-looking statements made on behalf of Caterpillar. It is important to note that actual results of the company may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, (i) adverse change in general economic conditions; (ii) adverse change in the industries Caterpillar serves including construction, infrastructure, mining, energy, marine and electric power generation; (iii) Caterpillar’s ability to manage material, including steel, and freight costs; (iv) Caterpillar’s ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs; (v) material adverse change in customers’ access to liquidity and capital; (vi) currency exchange or interest rates changes; (vii) political stability; (viii) market acceptance of the company's products and services; (ix) significant changes in the competitive environment; (x) epidemic diseases; (xi) severe change in weather conditions negatively impacting operations; (xii) changes in law, regulations and tax rates; and (xiii) other general economic, business and financing conditions and factors described in more detail in “Item 1A – Risk Factors” in Part II of our Form 10-Q filed with the SEC on October 30, 2009 for the 3rd quarter 2009.  The filing is available on our website at www.cat.com/sec_filings.  We do not undertake to update our forward-looking statements.

Fourth Quarter 2009 (Dollars in millions except per share data)
	Fourth Quarter 2009		Fourth Quarter 2008	$ Change	% Change
Machinery and Engines Sales	$7,193		$12,120	$(4,927)	(41)%
Financial Products Revenues	705		803	(98)	(12)%
Total Sales and Revenues	$7,898		$12,923	$(5,025)	(39)%
Profit	$232		$661	$(429)	(65)%
Profit per common share - diluted	$0.36	1	$1.08	$(0.72)	(67)%

1			Profit per share was $0.41 excluding redundancy costs.

Full Year 2009 (Dollars in millions except per share data)
	2009		2008	$ Change	% Change
Machinery and Engines Sales	$29,540		$48,044	$(18,504)	(39)%
Financial Products Revenues	2,856		3,280	(424)	(13)%
Total Sales and Revenues	$32,396		$51,324	$(18,928)	(37)%
Profit	$895		$3,557	$(2,662)	(75)%
Profit per common share - diluted	$1.43	1	$5.66	$(4.23)	(75)%

1			Profit per share was $2.18 excluding redundancy costs.

2009 Highlights

▪	Caterpillar’s 37-percent decrease in sales and revenues in 2009 was the largest single-year percentage decline in sales and revenues since the 1940s.

▪	Caterpillar delivered profitability for the year at $1.43 per share, or $2.18 per share excluding redundancy costs.

▪	Manufacturing costs, selling, general and administrative (SG&A) and research and development (R&D) expenses declined nearly $2 billion from 2008, and income taxes were favorable.

▪	Price realization improved by about 3 percent from 2008.

▪	Inventory declined $2.4 billion during 2009.

▪
In 2009, dealers reduced new machine inventories $3.3 billion and new engine inventories $600 million, helping them weather a very difficult year and positioning them for growth as economic conditions improve.

▪
Caterpillar improved its debt-to-capital ratio from 57.5 percent at year-end 2008 to 47.2 percent at year-end 2009.  In addition, our consolidated cash balance increased $2.1 billion and was $4.9 billion at year-end 2009.

▪	Solid cash flow and profit enabled Caterpillar to maintain its dividend rate in 2009.

▪
Despite the impact of global economic conditions on capital markets in 2008 and 2009, Caterpillar and Cat Financial, our captive finance company, maintained access to capital—both short-term commercial paper and long-term debt.  While Cat Financial’s 2009 profit declined from 2008, it was profitable in every quarter of 2009.

▪	Caterpillar and Cat Financial maintained “mid-A” credit ratings throughout 2009.

▪
During 2009, Caterpillar made approximately $1.1 billion in contributions to pension plans through a combination of cash and Caterpillar stock.  The funded status of plans was 61 percent at year-end 2008 and improved to 76 percent by year-end 2009.  Contributions of approximately $1 billion are expected in 2010.

▪	Implementation of Caterpillar’s “economic trough” actions, beginning in the fourth quarter of 2008 and throughout 2009, was a significant factor in delivering positive results.

2010 Outlook

▪	Caterpillar expects 2010 sales and revenues to be up 10 to 25 percent from 2009.

▪	We continue to see signs of economic improvement, particularly in China and most developing countries.

▪	Growth in the world economy is driving improved demand for commodities. Higher demand coupled with favorable commodity prices should be positive for mining-related sales in 2010.

▪
In 2009, dealers reduced inventories of new Caterpillar machines and engines by nearly $4 billion.  At the midpoint of the 2010 sales range, we expect little change in dealer inventories, resulting in higher production and sales for Caterpillar.

▪	Profit is expected to be about $2.50 per share at the midpoint of the sales and revenues range.

DETAILED ANALYSIS

2009 vs. 2008

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between 2008 (at left) and 2009 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  The bar entitled Machinery Volume includes the impact of consolidation of Caterpillar Japan Ltd. (Cat Japan) sales.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Sales and revenues for 2009 were $32.396 billion, down $18.928 billion, or 37 percent, from 2008.  Machinery sales volume was down $13.894 billion, and Engines volume declined $5.095 billion.  Price realization improved $910 million, and currency had a negative impact on sales of $425 million, primarily due to a weaker euro and British pound.  In addition, Financial Products revenues decreased $424 million.

Our integrated service businesses tend to be more stable through the business cycle than new machines and engines.  Although sales and revenues for these businesses declined by about 15 percent during 2009, this was much less than the decline in sales and revenues for the company in total.  Integrated service businesses represented about 46 percent of total company sales and revenues in 2009, up from about 34 percent in 2008.

Sales and Revenues by Geographic Region
(Millions of dollars)	Total	% Change	North America	% Change	EAME	% Change	Asia/ Pacific	% Change	Latin America	% Change
2009
Machinery	$18,148	(43)%	$6,993	(45)%	$4,112	(55)%	$4,488	(21)%	$2,555	(38)%
Engines 1	11,392	(30)%	3,652	(33)%	4,295	(32)%	2,365	(19)%	1,080	(31)%
Financial Products 2	2,856	(13)%	1,714	(14)%	495	(16)%	379	5%	268	(18)%
	$32,396	(37)%	$12,359	(39)%	$8,902	(45)%	$7,232	(19)%	$3,903	(35)%
2008
Machinery	$31,804		$12,769		$9,220		$5,709		$4,106
Engines 1	16,240		5,445		6,311		2,910		1,574
Financial Products 2	3,280		2,001		590		361		328
	$51,324		$20,215		$16,121		$8,980		$6,008

1
Does not include internal engine transfers of $1,560 million and $2,822 million in 2009 and 2008, respectively.  Internal engine transfers are valued at prices comparable to those for unrelated parties.

2	Does not include revenues earned from Machinery and Engines of $312 million and $308 million in 2009 and 2008, respectively.

Machinery Sales

Sales were $18.148 billion, a decrease of $13.656 billion, or 43 percent, from 2008.

▪	Excluding the consolidation of Cat Japan, sales volume decreased $14.769 billion.

▪	Price realization increased $388 million.

▪	Currency decreased sales by $150 million.

▪	Geographic mix between regions (included in price realization) was $25 million unfavorable.

▪	The consolidation of Cat Japan added $875 million to sales.

▪	The severe worldwide recession caused construction spending to decline in many countries, and mining companies reduced output. As a result, end users significantly reduced purchases of equipment.

▪
Year-over-year declines in dealer-reported deliveries to end users were most severe in the second and third quarters of 2009.  By year end, month-to-month trends in dealer deliveries were improving in all regions.

▪
Dealers reacted to the decline in end-user demand by reducing reported inventories more than $3.3 billion, contributing further to lower sales volume.  Dealer inventories were well below last year in both dollars and months of supply.  Months of supply were near the historical average.

▪
Declines in sales volume were most severe in the developed economies of North America, Europe and Japan.  Most of these economies were in recession throughout 2008, and credit market pressures in late 2008 caused output to drop sharply in early 2009.

▪
When the financial crisis worsened in late 2008, economic conditions in many developing countries were better than previous recessions.  Most reacted quickly by cutting interest rates and increasing infrastructure spending.

North America – Sales decreased $5.776 billion, or 45 percent.

▪	Sales volume decreased $5.941 billion.

▪	Price realization increased $166 million.

▪	Currency decreased sales by $1 million.

▪	Severe recessions in both Canada and the United States caused the decline in sales volume. Machinery sales volume was the lowest since 1982.

▪	Economic activity in nearly all key industries dropped sharply in 2009. Deliveries of machines, as reported by dealers, were the lowest since 1992.

▪	Dealers responded to lower demand by reducing reported inventories to a 14-year low. Inventories were also well below a year earlier in months of supply.

▪
The U.S. housing industry had its worst year in decades.  Starts of 554,000 units were down 39 percent from 2008 and were the lowest since 1945.  Home prices declined 15 percent in 2009, resulting in an even larger peak-to-trough decline than occurred in the early 1930s.  Canadian housing starts declined 31 percent, and new home prices declined 2 percent.

▪
U.S. nonresidential building construction orders dropped 38 percent.  Office vacancy rates increased to more than 16 percent, and selling prices for office properties declined 23 percent.  Retail property prices fell 16 percent.  In Canada nonresidential construction permits dropped 12 percent.

▪
U.S. highway construction orders increased 5 percent, with the gain occurring in the last half of the year.  The American Recovery and Reinvestment Act provided additional funding for highways, which benefited resurfacing projects.

▪
The decline in construction activity caused U.S. quarry production to drop 16 percent, the third consecutive annual decline.  Record-low operating rates prompted producers to reduce capacity 6 percent.  Canadian producers cut production by 27 percent.

▪
Metals prices dropped sharply in late 2008, prompting mines to reduce production and curtail new investments.  Subsequent price recoveries led to some improvements later in the year, but not enough to offset a poor first half.  U.S. metal mining output declined 10 percent, and Canadian production was down 20 percent.

▪
Coal prices declined significantly, particularly in the first half of 2009.  As a result, U.S. coal production dropped 7 percent, and Canadian production was off 17 percent.  Contributing factors included reduced utility burn, higher utility stocks and a 29-percent decline in U.S. coal exports.

EAME – Sales decreased $5.108 billion, or 55 percent.

▪	Sales volume decreased $4.984 billion.

▪	Price realization increased $50 million.

▪	Currency decreased sales by $174 million.

▪	Dealers reduced reported inventories sharply, which reversed inventory increases that occurred in 2008. Inventories in months of supply fell to about half the year-earlier level.

▪
The worldwide credit crisis and recession impacted all regions, causing construction spending to weaken and commodity producers to reduce output.  As a result, dealers in all regions reported lower deliveries to end users.  Commonwealth of Independent States (CIS) dealers reported the largest decline; Africa/Middle East dealers reported the smallest decline.

▪
Europe experienced its worst postwar recession, with the economy declining an estimated 4 percent in 2009.  Industrial production declined 15 percent in the euro-zone and 11 percent in the United Kingdom.

▪	Housing construction declined in response to tight credit standards and lower home prices in many countries. Construction permits fell 25 percent in both the euro-zone and the United Kingdom.

▪
Lower sales volume in Africa/Middle East resulted mostly from dealer inventory reductions, recessions in Turkey and South Africa and the financial crisis in Dubai.  Industrial production dropped 12 percent in Turkey and 14 percent in South Africa.

▪
The recession caused building permits in Turkey to fall 17 percent.  South African housing permits were down 39 percent, and nonresidential permits were off 12 percent; mining production dropped 7 percent.

▪	The Organization of Petroleum Exporting Countries (OPEC) crude oil price dropped to $60 per barrel, prompting producers to cut oil production by 8 percent.

▪
Sales volume declined significantly in the CIS region due to severe recessions and financial turmoil.  Russia was one of the few countries to maintain higher average interest rates than in 2008, contributing to a 10-percent decline in its economy.

Asia/Pacific – Sales decreased $1.221 billion, or 21 percent.

▪	Excluding the consolidation of Cat Japan, sales volume declined $2.270 billion.

▪	Price realization increased $118 million.

▪	Currency increased sales by $56 million.

▪	The consolidation of Cat Japan added $875 million to 2009 sales.

▪
Dealers reported large inventory reductions, more than offsetting additions made in 2008.  Inventories in months of supply were less than half the year-earlier level and were below the historical average.

▪
Asian governments and central banks reacted aggressively to the worldwide economic downturn.  Most economies started recovering in the second quarter, which helped limit declines in end-user demand, as reported by dealers.  Dealers in China reported a slight increase in deliveries.

▪
China’s recovery program included a 31-percent increase in lending and massive infrastructure spending.  The economy responded quickly and industrial production increased more than 10 percent.  Housing construction increased 16 percent, and nonresidential construction was up 30 percent.

▪	India cut interest rates sharply and, as a result, industrial production increased 6 percent. Construction increased 7 percent.

▪
A sluggish economy reduced sales volume in Australia.  Permits for housing construction declined 11 percent, and those for nonresidential construction dropped 2 percent.  Mining profits declined, and expenditures for exploration dropped 26 percent.

▪
A return to deflation and a significant decline in exports further weakened the Japanese economy.  Orders for private construction fell 34 percent, and those for public construction declined 9 percent.  Machine sales volume was the lowest in at least 30 years.

Latin America – Sales decreased $1.551 billion, or 38 percent.

▪	Sales volume decreased $1.599 billion.

▪	Price realization increased $79 million.

▪	Currency decreased sales by $31 million.

▪	Dealers reduced reported inventories, more than offsetting amounts added in 2008. Inventories in months of supply were half the year-earlier level and were lower than the historical average.

▪
The worldwide recession caused exports to decline in most countries.  That, along with interest rate increases in 2008, caused lower industrial production in most countries.  Construction and mining also declined, causing dealers to report lower deliveries to end users.

▪
The sales volume decline was most severe in Mexico.  Close ties to the U.S. economy and relatively slow interest rate reductions caused industrial production to decline 8 percent and construction 7 percent.

▪
High interest rates in late 2008 caused Brazil’s industrial production to drop 9 percent in 2009, with losses concentrated in the first half.  Reduced worldwide steel production caused a 26-percent decline in iron ore mining.  The decline in sales volume ended in the fourth quarter as interest rate reductions helped improve the economy.

▪
A large decline in sales volume occurred in Chile.  Interest rate increases taken in 2008 impacted the economy in 2009, causing industrial production to decline 11 percent.  Construction permits decreased 14 percent.  Higher metals prices encouraged mines to increase production late in the year so that full-year production was about the same as 2008.

Engines Sales

Sales were $11.392 billion, a decrease of $4.848 billion, or 30 percent, from 2008.

▪	Sales volume decreased $5.095 billion.

▪	Price realization increased $522 million.

▪	Currency decreased sales by $275 million.

▪	Geographic mix between regions (included in price realization) was $13 million unfavorable.

▪	Dealer-reported inventories were down, but months of supply increased, as dealer deliveries declined.

North America – Sales decreased $1.793 billion, or 33 percent.

▪	Sales volume decreased $1.987 billion.

▪	Price realization increased $196 million.

▪	Currency decreased sales by $2 million.

▪	Sales for petroleum applications decreased 20 percent primarily due to a decrease in demand for petroleum engines used for gas compression and drilling along with lower turbine sales.

▪	Sales for electric power applications decreased 25 percent due to weak economic conditions and reduced availability of credit along with lower turbine sales.

▪	Sales for industrial applications decreased 48 percent in response to substantially lower demand in construction and agricultural applications due to economic uncertainty and tight credit conditions.

EAME – Sales decreased $2.016 billion, or 32 percent.

▪	Sales volume decreased $1.959 billion.

▪	Price realization increased $197 million.

▪	Currency decreased sales by $254 million.

▪
Sales for industrial applications decreased 47 percent based on significantly lower demand in construction and agricultural applications due to weak economic conditions and reduced availability of credit.

▪
Sales for electric power applications decreased 29 percent, as the impact of weak economic conditions and reduced availability of credit was partially offset by increased turbine sales as a result of timing of large power plant projects.

▪	Sales for marine applications decreased 36 percent due to weak economic conditions.

▪	Sales for petroleum applications decreased 15 percent primarily due to a slowdown in demand for engines used in production and drilling applications along with lower sales of turbines.

Asia/Pacific – Sales decreased $545 million, or 19 percent.

▪	Sales volume decreased $632 million.

▪	Price realization increased $110 million.

▪	Currency decreased sales by $23 million.

▪	Sales for petroleum applications decreased 23 percent, as a slowdown in Chinese land-based drill activity was partially offset by an increase in sales of turbines.

▪
Sales for electric power applications decreased 15 percent, as the impact of weak economic conditions and reduced availability of credit was partially offset by increased turbine sales as a result of timing of large power plant projects.

▪	Sales for industrial applications decreased 34 percent due to significantly lower demand in construction and mining support applications.

▪	Sales for marine applications decreased 2 percent due to weak economic conditions, partially offset by a strong order backlog for workboat and general cargo vessels.

Latin America – Sales decreased $494 million, or 31 percent.

▪	Sales volume decreased $530 million.

▪	Price realization increased $32 million.

▪	Currency increased sales by $4 million.

▪	Sales for electric power applications decreased 49 percent due to worsening economic conditions and reduced availability of credit.

▪	Sales for petroleum applications decreased 17 percent due to a slowdown in demand for production power applications and lower turbine sales.

Financial Products Revenues

Revenues were $2.856 billion, a decrease of $424 million, or 13 percent, from 2008.

▪	Revenues decreased $123 million due to the impact of lower interest rates on new and existing finance receivables and $105 million due to a decrease in average earning assets.

▪
Other revenues at Cat Financial decreased $120 million.  The decrease was primarily due to a $77 million unfavorable impact from returned or repossessed equipment and the absence of a $12 million gain related to the sale of receivables in 2008.

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between 2008 (at left) and 2009 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.  The bar entitled Other/M&E Redundancy includes the operating profit impact of consolidating adjustments, consolidation of Cat Japan and Machinery and Engines other operating (income) expenses, which include Machinery and Engines redundancy costs.

Operating Profit

Operating profit in 2009 was $577 million compared to an operating profit of $4.448 billion in 2008.  Lower sales volume was the primary reason for the decline.  Sales volume includes the impact of a favorable mix of products for both Machinery and Engines.  Price realization improved $910 million.

Manufacturing costs improved $646 million.  Significant inventory reduction resulted in $300 million ($0.39 per share) of LIFO inventory decrement benefits.  Excluding decrement benefits, manufacturing costs decreased $346 million.  Selling, general and administrative (SG&A) and research and development (R&D) expenses declined $1.314 billion as a result of significant cost-cutting measures.

Currency had a $376 million favorable impact on operating profit as the benefit to costs more than offset the negative impact on sales.

Redundancy costs were $706 million.  Cat Japan unfavorably impacted operating profit by $348 million.

Operating Profit (Loss) by Principal Line of Business
(Millions of dollars)	2009	2008	$ Change	% Change
Machinery 1	$(1,007)	$1,803	$(2,810)	(156)%
Engines 1	1,464	2,319	(855)	(37)%
Financial Products	381	579	(198)	(34)%
Consolidating Adjustments	(261)	(253)	(8)
Consolidated Operating Profit	$577	$4,448	$(3,871)	(87)%
1	Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.

Operating Profit/Loss by Principal Line of Business

▪
Machinery operating loss was $1.007 billion compared to an operating profit of $1.803 billion for 2008.  Sharply lower sales volume, redundancy costs and losses at Cat Japan were partially offset by lower SG&A and R&D expenses, a decline in manufacturing costs including LIFO inventory decrement benefits, improved price realization and favorable currency.

▪
Engines operating profit of $1.464 billion was down $855 million, or 37 percent, from 2008.  Lower sales volume and redundancy costs were partially offset by improved price realization, lower SG&A and R&D expenses and favorable currency.  Although total Engines operating profit declined during 2009, operating profit for turbines increased and represented about half of total Engines operating profit in 2009 compared with about one-quarter in 2008.

▪
Financial Products operating profit of $381 million was down $198 million, or 34 percent, from 2008.  The decrease was primarily attributable to a $77 million unfavorable impact from returned or repossessed equipment, a $51 million impact from decreased net yield on average earning assets, a $47 million unfavorable impact from lower average earning assets, a $33 million increase in the provision for credit losses at Cat Financial, a $20 million increase in other operating expenses and the absence of a $12 million gain related to the sale of receivables in 2008, partially offset by a $70 million decrease in SG&A expenses (excluding the provision for credit losses).

Other Profit/Loss Items

▪	Interest expense excluding Financial Products increased $115 million due to higher debt. As a result of the weak economic environment and uncertain capital markets, we have held more cash than usual.

▪	Other income/expense was income of $381 million compared with income of $327 million in 2008. The increase was primarily due to the favorable impact from net foreign exchange gains and losses.

▪
The provision/benefit for income taxes reflects a significantly more favorable effective tax rate than in 2008.  The improvement was driven primarily by a more favorable geographic mix of profits and losses from a tax perspective, along with tax benefits related to prior-year tax returns of $133 million and a larger percentage benefit from U.S. permanent differences and credits including the research and development tax credit.  The prior-year tax benefits primarily resulted from the U.S. settlement of tax years 1995 to 1999 and the true-up of estimated amounts used in the 2008 tax provision to the U.S. tax return as filed.  The 2008 provision for income taxes included $456 million of benefits primarily related to the repatriation of non-U.S. earnings with available foreign tax credits in excess of the U.S. tax liability on the dividend.

▪
Equity in profit/loss of unconsolidated affiliated companies was a loss of $12 million compared with income of $37 million in 2008.  The decrease was primarily related to the absence of equity profit in 2008 after the consolidation of Cat Japan.

▪
Profit/loss attributable to noncontrolling interests (formerly minority interest) favorably impacted profit by $96 million from 2008, primarily due to adding back 33 percent of Cat Japan’s losses attributable to Mitsubishi Heavy Industries.

Employment

Caterpillar’s worldwide employment was 93,813 at the end of 2009, down 19,074 from a year ago.  Since late 2008, we have taken a variety of steps to bring our workforce in line with demand.  This includes full-time Caterpillar employees who have been laid off or separated and those who have taken advantage of incentive-based voluntary plans offered by the company.  In addition, we have long utilized a flexible workforce made up of part-time/temporary, contract and agency workers to better respond to shifts in demand.  These workers are not included in our full-time employment.  Since late 2008, we have reduced this flexible workforce by about 18,000.  Looking forward, we will adjust our workforce as production levels and resource requirements change.  We expect the recovery and demand for jobs to vary depending on specific regions of the world, industry and product.

2010 Economic Outlook

Recent economic data indicates that the world economy started growing again, ending the world’s worst postwar recession.  We expect this recovery to last throughout 2010, with the world economy growing more than 3 percent.

▪
We expect interest rates will remain low since unemployment rates are high and inflation rates are low.  Even though we do not expect inflation will become a problem, we expect some central banks will eventually implement precautionary interest rate increases.

▪
We project the Federal Reserve will increase rates from about 0.15 to 1 percent by the end of 2010; the European Central Bank, from 1 to 2 percent.  Australia has already increased rates to 3.75 percent and likely will increase rates a further 100 basis points in 2010.  Several developing countries, including Brazil, China and India, likely will increase rates.

▪	Most key credit spreads have returned to normal and large businesses have access to credit. We expect credit standards for consumers and small businesses will ease, improving credit availability.

▪	Stimulus programs should have maximum impacts in the first half of 2010. Some governments may expand programs to provide additional support.

▪
Commodity prices improved steadily throughout 2009, and most prices are well above levels needed to encourage increased production and investment.  In addition, we expect that world demand for most commodities will increase this year, further tightening supplies.  Our planning assumes oil prices will average $83 per barrel, and copper prices will average $3.20 per pound.

▪
Developing economies are growing again, and we expect they will lead the economic recovery.  Economic growth in the developing world should be about 6 percent in 2010, up from 1.5-percent growth in 2009.

▪
Asia/Pacific was the first region to recover, and growth should reach almost 7.5 percent in 2010.  We expect more than 10-percent growth in China and 8-percent growth in India.  These high growth rates should continue to improve construction spending and encourage investment in mining capacity.

▪	Latin American economies recovered rapidly in the last half of 2009, and we forecast regional growth of almost 4 percent in 2010. Ongoing recoveries in construction and mining should continue.

▪	The economies of Africa/Middle East and CIS should grow about 3.5 percent in 2010. Higher energy and metals prices should encourage producers to increase investments and production.

▪
Developed economies have performed poorly for several years, and recoveries have been slower to develop.  We expect these economies will grow 2 percent in 2010, which will maintain significant excess capacity and keep inflation subdued.

▪
We forecast 3.5-percent growth in the U.S. economy, which is slower than past recoveries from severe recessions.  Housing and mining production should improve from very depressed levels in 2009.  However, we expect continued decline in nonresidential building construction, and delays in passing a highway bill likely will cause highway contractors to remain cautious about purchasing equipment.

▪
The European Central Bank appears to be reducing its liquidity support, and bank lending remains weak.  We expect very modest recovery in 2010—economic growth of about 1 percent.  Construction surveys indicate spending should rebound somewhat, particularly for infrastructure.

▪
The Bank of Japan has not been able to end deflation and the associated weak economic growth.  We do not expect any policy improvements this year, and the Japanese economy should grow only 1.5 percent in 2010.

▪
For 2010, one of our most significant economic concerns is that central banks in the developed economies will misjudge inflation risks and begin raising interest rates too quickly.  Doing so could lead to a renewed downturn that would be worse than the one just ended.  However, we do not expect that rate increases will occur early enough, or be large enough, to be a major problem in 2010.

2010 Sales and Revenues Outlook

We’re forecasting 2010 sales and revenues to be up 10 to 25 percent from 2009.  Key elements of the outlook for 2010 include:

▪
In 2009, dealers reduced inventories of new Caterpillar machines and engines by nearly $4 billion.  At the midpoint of the 2010 sales range, we expect little change in dealer inventories, resulting in higher production and sales for Caterpillar.

▪
Growth in the world economy is driving improved demand for commodities.  Higher demand coupled with favorable commodity prices should be positive for mining-related sales in 2010.  Over the past few months, mining-related order activity has increased substantially, and we expect to increase production of mining-related equipment in 2010.

▪	Improving economic conditions, particularly in developing economies, should also improve construction spending and increase end-user demand for Machinery.

▪	We expect that price realization will be positive in 2010, but the improvement will likely be small, less than 1 percent.

▪
While Machinery sales are expected to increase in 2010, at the midpoint of the outlook range Engines sales are expected to decline.  Turbine sales were a record in 2009, and large reciprocating engine sales were relatively strong through the first half of 2009.

2010 Profit Outlook

At the midpoint of the outlook range for 2010 sales and revenues we expect that profit will be about $2.50 per share.   Profit per share in 2009 was $1.43, or $2.18 excluding redundancy costs.  Key positive elements of the profit outlook for 2010 include:

▪	Sales volume is expected to be the most significant positive profit driver in 2010.

▪	Absence of employee redundancy costs. In 2009, redundancy costs were $706 million, or about $0.75 per share. We do not anticipate significant redundancy costs in 2010.

▪	Material costs are expected to be favorable in 2010.

▪	Improved operating efficiency—resulting from higher production volume and continuing improvement from the Cat Production System with 6 Sigma.

▪	Price realization is expected to be slightly favorable.

▪
Financial Products’ profit before tax is expected to be about flat compared with 2009, as the impact of improving economic conditions is expected to be about offset by the impact of lower earning assets.

The key positive elements of the 2010 profit outlook are expected to be partially offset by the following:

▪
In 2010, we are forecasting income taxes to be an expense of about 30 percent of profit before tax.  Income taxes were well below historic levels in 2009 as a result of very favorable geographic mix of profits and losses and benefits from prior-year tax returns.

▪
Product mix is expected to be unfavorable.  The impact of dealer inventory declines in 2009 had a more significant negative impact on smaller, lower-margin machines.  As a result, production and sales of smaller machines will likely be proportionally higher in 2010.  In addition, while total sales and revenues are expected to be up 10 to 25 percent in 2010, sales of relatively higher-margin turbines and large reciprocating engines are expected to decline.  The impact of improving demand for mining equipment is positive, but not enough to offset the significant negative factors.

▪	We are not forecasting LIFO inventory decrement benefits for 2010. LIFO decrement benefits in 2009 were $300 million.

▪	R&D expense is expected to increase about 20 percent, primarily to support product development programs related to EPA Tier 4 emissions requirements.

▪	We do not expect the favorable impact of currency that was in 2009’s other income/expense to recur in 2010.

▪	Depreciation expense is expected to increase. Machinery and Engines capital expenditures are expected to be about $1.6 billion in 2010, up from $1.3 billion in 2009.

▪	Pension expense is expected to increase.

▪
Diluted shares outstanding at the end of 2009 are about 2.5 percent higher than the full-year average.  This is a result of stock contributed to the pension plan in the second quarter of 2009 and increased dilution related to the increase in the share price.

DETAILED ANALYSIS

Fourth Quarter 2009 vs. Fourth Quarter 2008

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between fourth quarter 2008 (at left) and fourth quarter 2009 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  The bar entitled Machinery Volume includes Caterpillar Japan Ltd. (Cat Japan) sales.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Sales and revenues for the fourth quarter of 2009 were $7.898 billion, down $5.025 billion, or 39 percent, from the fourth quarter 2008.  Machinery sales volume was down $3.357 billion, and Engines volume declined $1.988 billion.  Price realization improved $199 million, and currency had a positive impact on sales of $219 million, primarily due to a stronger Australian dollar and euro.  In addition, Financial Products revenues decreased $98 million.

Our integrated service businesses tend to be more stable through the business cycle than new machines and engines.  Although volume declined for these businesses from the fourth quarter of 2008, it was much less than the decline in sales and revenues for the company in total.  Integrated service businesses represented about 48 percent of total company sales and revenues in the fourth quarter of 2009, up from about 32 percent in the fourth quarter of 2008.

Sales and Revenues by Geographic Region
(Millions of dollars)	Total	% Change	North America	% Change	EAME	% Change	Asia/ Pacific	% Change	Latin America	% Change
Fourth Quarter 2009
Machinery	$4,564	(41)%	$1,557	(45)%	$962	(52)%	$1,244	(25)%	$801	(32)%
Engines 1	2,629	(41)%	751	(46)%	1,013	(39)%	609	(28)%	256	(53)%
Financial Products 2	705	(12)%	416	(15)%	121	(16)%	95	7%	73	(9)%
	$7,898	(39)%	$2,724	(42)%	$2,096	(45)%	$1,948	(25)%	$1,130	(37)%
Fourth Quarter 2008
Machinery	$7,675		$2,833		$2,013		$1,652		$1,177
Engines 1	4,445		1,379		1,670		849		547
Financial Products 2	803		490		144		89		80
	$12,923		$4,702		$3,827		$2,590		$1,804

1	Does not include internal engine transfers of $434 million and $646 million in 2009 and 2008, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.
2	Does not include revenues earned from Machinery and Engines of $65 million and $66 million in 2009 and 2008, respectively.

Machinery Sales

Sales were $4.564 billion, a decrease of $3.111 billion, or 41 percent, from fourth quarter 2008.

▪	Sales volume decreased $3.357 billion.

▪	Price realization increased $83 million.

▪	Currency increased sales by $163 million.

▪	Geographic mix between regions (included in price realization) was $3 million unfavorable.

▪
Sales declined significantly from the fourth quarter of 2008 as a result of severe economic decline.  While lower than 2008, sales on a seasonally adjusted basis improved as we progressed through the quarter.

▪
Most dealers continued to reduce reported inventories in the fourth quarter of 2009.  Dealer inventories were well below last year in both dollars and months of supply.  Months of supply ended the year in line with the historical average.

▪
Developing countries responded quickly to the economic crisis with effective infrastructure spending programs and record-low interest rates.  Monthly trends in end-user demand, based on dealer reporting, showed robust improvements over the quarter, particularly in Asia and Latin America.

▪	Recoveries in the larger developing economies of Brazil, China and India progressed, and dealer deliveries were higher than a year earlier.

▪
In contrast, the developed economies of North America, Europe and Japan had longer, deeper recessions than the developing economies.  These recoveries, which started in the second or third quarter of 2009, have been more subdued.  As a result, declines in dealer deliveries from the fourth quarter of 2008 were much larger on a percentage basis than in developing economies.

North America – Sales decreased $1.276 billion, or 45 percent.

▪	Sales volume decreased $1.288 billion.

▪	Price realization increased $10 million.

▪	Currency increased sales by $2 million.

▪	Both the U.S. and Canadian economies started to recover in the third quarter of 2009, and activity in key industries stabilized or began to improve in the fourth quarter.

▪	Dealer-reported deliveries to end users improved throughout the quarter.

▪	Dealers reduced reported inventories further, taking them to the lowest level since 1995. Inventories in months of supply were well below last year.

▪
U.S. housing starts, despite a modest recovery starting in the second quarter of 2009, were 16 percent below a year earlier.  Canadian permits for home construction increased 19 percent, but starts were off 9 percent.

▪
U.S. orders for nonresidential building construction dropped 31 percent, the smallest quarterly year-over-year decline in 2009.  This sector, which normally lags the overall economy, struggled with high vacancy rates and declining commercial property prices.  Nonresidential construction permits in Canada increased almost 10 percent.

▪
U.S. contracts for highway and street construction increased 10 percent.  The U.S. government’s recovery program has already committed more than $20 billion in highway funding, mostly for pavement improvements.

▪	With total construction spending still declining, U.S. nonmetals mining and quarry production fell 15 percent. Canadian miners also reduced output.

▪
Metals prices, benefiting from a recovery throughout the year, were 40 percent higher in the fourth quarter than a year earlier.  U.S. metals production improved during the quarter but was still down 7 percent compared to a year earlier.  Canadian production dropped 33 percent.

▪	U.S. coal production declined 11 percent due to lower exports, reduced utility usage and high utility stocks. In contrast, Canadian production increased 9 percent.

EAME – Sales decreased $1.051 billion, or 52 percent.

▪	Sales volume decreased $1.127 billion.

▪	Price realization increased $9 million.

▪	Currency increased sales by $67 million.

▪
The European economy has started to recover from its worst postwar recession, and higher commodity prices have begun to benefit Africa/Middle East and CIS.  As a result, year-over-year volume declines were less severe in the fourth quarter than in the prior two quarters.

▪	Dealers reduced reported inventories considerably during the quarter, taking inventories well below last year in both dollars and months of supply.

▪
Africa/Middle East accounted for more than half the sales volume decline, with inventory reductions a major contributor.  End-user demand, as reported by dealers, declined significantly in South Africa where both mining and construction were weak.  Demand also dropped sharply in the United Arab Emirates due to the Dubai financial crisis.

▪	The CIS was the next largest contributor to the volume decline as a result of severe recessions in both Russia and Ukraine. Construction declined 14 percent in Russia.

▪
The European economy recovered slowly, with both industrial production and retail sales lower than a year earlier.  Dealer reports of their deliveries indicated some improvement during the quarter; however, delivery rates remained well below a year earlier.

▪	Housing permits in the euro-zone declined, but U.K. housing orders surged 29 percent. Nonresidential construction indicators dropped in both the euro-zone and the U.K.

Asia/Pacific – Sales decreased $408 million, or 25 percent.

▪	Sales volume decreased $505 million.

▪	Price realization increased $39 million.

▪	Currency increased sales by $58 million.

▪	Cat Japan’s sales, included in both the fourth quarter of 2008 and the fourth quarter of 2009, were about flat.

▪	Dealer inventories ended 2009 well below 2008 in both dollars and months of supply. Months of supply were less than half the year-earlier level and were below the historical average.

▪
Governments responded to the economic crisis by increasing infrastructure spending, and most central banks took interest rates to record lows.  Economies responded quickly and recoveries are underway.  Dealers in developing countries reported deliveries to end users slightly higher than in fourth quarter 2008.

▪	Dealer deliveries increased in China. Infrastructure spending and a 33-percent increase in bank lending benefited construction and our dealer deliveries.

▪	India’s interest rate reductions led to an 11-percent increase in industrial production, and economic recovery in Indonesia increased both construction spending and mining.

▪	In Australia, approvals for new construction increased but low approvals in prior months continued to depress deliveries in the fourth quarter of 2009.

▪	The Japanese economy remained weak in the fourth quarter 2009. Private construction orders fell 29 percent; public orders fell 16 percent.

Latin America – Sales decreased $376 million, or 32 percent.

▪	Sales volume decreased $440 million.

▪	Price realization increased $28 million.

▪	Currency increased sales by $36 million.

▪	Dealer inventories were lower than a year earlier in both dollars and months of supply. Months of supply were about half the year-earlier level and below the historical average.

▪
The region is recovering from recession, with declines in both construction and mining moderating the last two quarters.  Trends in dealer-reported deliveries improved during the quarter, and the year-over-year decline in the fourth quarter was much lower than for the two prior quarters.

▪	In Brazil, record-low interest rates led to slightly higher industrial production.

▪	In Mexico, construction spending declined 7 percent. Close ties to the U.S. economy and relatively slow interest rate reductions caused a severe recession.

Engines Sales

Sales were $2.629 billion, a decrease of $1.816 billion, or 41 percent, from fourth quarter 2008.

▪	Sales volume decreased $1.988 billion.

▪	Price realization increased $116 million.

▪	Currency increased sales by $56 million.

▪	Geographic mix between regions (included in price realization) was $5 million favorable.

▪	Dealer-reported inventories were down, and months of supply increased, as dealer deliveries declined.

North America – Sales decreased $628 million, or 46 percent.

▪	Sales volume decreased $646 million.

▪	Price realization increased $17 million.

▪	Currency increased sales by $1 million.

▪	Sales for petroleum applications decreased 60 percent primarily due to a decrease in sales for petroleum engines used for gas compression and drilling as well as lower turbine sales.

▪	Sales for electric power applications decreased 44 percent due to weak economic conditions, reduced availability of credit and lower turbine sales.

▪	Sales for industrial applications decreased 47 percent based on substantially lower demand in construction and agricultural applications due to economic uncertainty and tight credit conditions.

EAME – Sales decreased $657 million, or 39 percent.

▪	Sales volume decreased $733 million.

▪	Price realization increased $52 million.

▪	Currency increased sales by $24 million.

▪
Sales for electric power applications decreased 32 percent due to weak economic conditions and reduced availability of credit combined with dealer efforts to reduce inventory, partially offset by higher turbine sales.

▪	Sales for marine applications decreased 61 percent due to weak economic conditions.

▪
Sales for industrial applications decreased 46 percent based on significantly lower demand in construction and agricultural applications due to weak economic conditions and reduced availability of credit.

▪	Sales for petroleum applications decreased 27 percent primarily due to a slowdown in demand for engines used in production applications and land-based drilling as well as lower turbine sales.

Asia/Pacific – Sales decreased $240 million, or 28 percent.

▪	Sales volume decreased $299 million.

▪	Price realization increased $40 million.

▪	Currency increased sales by $19 million.

▪	Sales for petroleum applications decreased 38 percent primarily due to a slowdown in Chinese land-based drill activity and lower turbine sales.

▪	Sales of electric power applications decreased 26 percent due to cancelled and delayed projects in China and India, partially offset by higher turbine sales.

▪	Sales for marine applications decreased 23 percent due to weak economic conditions, partially offset by a strong order backlog for workboat and general cargo vessels.

Latin America – Sales decreased $291 million, or 53 percent.

▪	Sales volume decreased $305 million.

▪	Price realization increased $2 million.

▪	Currency increased sales by $12 million.

▪	Sales of electric power applications decreased 76 percent due to weak economic conditions, reduced availability of credit and lower turbine sales.

▪	Sales for petroleum applications decreased 46 percent due to a slowdown in demand for production power applications, especially in Argentina, and lower turbine sales.

Financial Products Revenues

Revenues were $705 million, a decrease of $98 million, or 12 percent, from fourth quarter 2008.

▪	Lower average earning assets decreased revenues $49 million.

▪	Other revenues at Cat Financial decreased $25 million, primarily due to the unfavorable impact from returned or repossessed equipment.

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between fourth quarter 2008 (at left) and fourth quarter 2009 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.  The bar entitled Other/M&E Redundancy includes the operating profit impact of consolidating adjustments,  Cat Japan and Machinery and Engines other operating (income) expenses, which include Machinery and Engines redundancy costs.

Operating Profit

Fourth-quarter operating profit was $128 million compared to operating profit of $457 million in the fourth quarter of 2008.  The sharp decline in sales volume lowered operating profit $1.575 billion.  Price realization improved $199 million.

Manufacturing costs improved $607 million, of which $70 million ($0.09 per share) was related to LIFO inventory decrement benefits.  Excluding decrement benefits, manufacturing costs improved $537 million.  Overhead, material and labor costs were favorable.  Selling, general and administrative (SG&A) and research and development (R&D) expenses declined $496 million as a result of significant cost-cutting measures.

Currency had a $140 million favorable impact on operating profit as the benefit to sales more than offset the negative impact on costs.  Cat Japan unfavorably impacted operating profit by $87 million.  Redundancy costs were $65 million in the fourth quarter of 2009.

Operating Profit (Loss) by Principal Line of Business
(Millions of dollars)	Fourth Quarter 2009	Fourth Quarter 2008	$ Change	% Change
Machinery 1	$(123)	$(6)	$(117)	—
Engines 1	242	438	(196)	(45)%
Financial Products	63	74	(11)	(15)%
Consolidating Adjustments	(54)	(49)	(5)
Consolidated Operating Profit	$128	$457	$(329)	(72)%

1	Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.

Operating Profit/Loss by Principal Line of Business

▪
Machinery operating loss was $123 million compared to an operating loss of $6 million in the fourth quarter of 2008.  Sharply lower sales volume and losses at Cat Japan were partially offset by a decrease in manufacturing costs, lower SG&A and R&D expenses, improved price realization and LIFO inventory decrement benefits.

▪
Engines operating profit of $242 million was down $196 million, or 45 percent, from the fourth quarter of 2008.  Sharply lower sales volume was partially offset by lower SG&A and R&D expenses, improved price realization and the favorable impact of currency.  Operating profit for turbines decreased primarily due to lower sales volume, but represented about 70 percent of total Engines operating profit in the fourth quarter of 2009 compared with about half in the fourth quarter 2008.

▪
Financial Products operating profit of $63 million was down $11 million, or 15 percent, from the fourth quarter of 2008.  The decrease was primarily attributable to a $23 million unfavorable impact from returned or repossessed equipment and a $21 million unfavorable impact from lower average earning assets, partially offset by a $31 million impact from increased net yield on average earning assets.

Other Profit/Loss Items

▪	Interest expense excluding Financial Products increased $17 million due to higher debt. As a result of the weak economic environment and uncertain capital markets, we have held more cash than usual.

▪
Other income/expense was income of $88 million compared with expense of $24 million in the fourth quarter of 2008.  The increase was primarily related to the absence of unfavorable mark-to-market adjustments on interest rate derivative contracts at Cat Financial and the impairment of investments in Cat Insurance’s portfolio during the fourth quarter of 2008.  In addition, currency exchange gains and losses were favorable.

▪
The provision/benefit for income taxes for the fourth quarter of 2009 reflects a more favorable geographic mix of profits and losses from a tax perspective and a larger percentage benefit from U.S. permanent differences and credits including the research and development tax credit than the fourth quarter of 2008.  An actual (discrete period) calculation was used to report the quarterly tax provision during 2009 as the estimated range of profit before tax produced significant variability and made it difficult to reasonably estimate the annual effective tax rate.  This approach results in more volatility in the quarterly effective tax rate, particularly with the reduced overall profit levels.  The fourth quarter of 2008 included a $409 million benefit due to the repatriation of non-U.S. earnings with available foreign tax credits in excess of the U.S. tax liability on the dividend.

▪
Equity in profit/loss of unconsolidated affiliated companies was expense of $13 million compared with profit of $5 million in the fourth quarter of 2008.  The decrease is primarily related to start-up expenses from NC2 Global LLC, our joint venture with Navistar.

▪
Profit/loss attributable to noncontrolling interests (formerly minority interest) favorably impacted profit by $28 million from the fourth quarter of 2008, primarily due to losses at Cat Japan in 2009.  One-third of Cat Japan’s losses are attributable to Mitsubishi Heavy Industries.

QUESTIONS AND ANSWERS

Q1:	Can you comment on China’s economic recovery and expectations for 2010?

A:
Economic growth in China was impacted by the worldwide recession, slowing from 9 percent in the third quarter of 2008 to 6.2 percent in the first quarter of 2009.  Industrial production declined slightly in late 2008, and exports declined 34 percent between May 2008 and February 2009.  Our dealer sales of machines to end users declined from September 2008 through January 2009.

The Chinese government increased infrastructure spending sharply, and the People's Bank of China eased credit conditions.  These actions improved the economy and construction activity.  As a result, dealer machine deliveries have also increased.  The economy grew 10.7 percent in the fourth quarter of 2009, and dealer deliveries to end users ended the year at a record rate.

The People's Bank of China recently increased reserve requirements to slow bank lending.  However, we believe these actions will not have much impact until later in 2010, and we expect the economy will grow more than 10 percent this year.  Our sales in China should increase significantly in 2010.

Q2:	What does your 2010 outlook assume for U.S. housing starts?

A:
We project housing starts of about 1 million units in 2010, up from 554,000 units in 2009.  This increase, although large, would make 2010 the third-lowest year for housing starts since 1945.  Only 2009 and 2008 would be lower.  Historically, housing starts have been volatile; for example, housing starts rebounded from 1.1 million in 1982 to 1.7 million in 1983, a bigger unit increase than we project in 2010.  Builders have completed fewer new single-family homes than they have sold since August 2006, and the inventory of unsold new homes is the lowest since April 1971.  Single-family homes under construction, as well as the total for all housing units, are at a record low.

The severe recession caused household formations to slow sharply the past two years to about half the normal rate.  Housing affordability is almost the best on record, and a strengthening economy should encourage a recovery in household formations.  This increase in demand, plus the drastic curtailment in supply, underlie our forecast of increased starts.

Q3:	Please provide an update on your mining business. Have sales and orders picked up, and how is mining shaping up for 2010?

A:
The pace of order intake increased significantly in the fourth quarter of 2009.  We expect increased activity in our mining business in 2010, primarily due to strong base metal prices that we expect to remain well above investment thresholds.  Worldwide mining customers are cautiously optimistic, and quoting and investment activity is increasing.

Q4:	You’ve mentioned before that sales of aftermarket service parts can be a leading indicator of improving demand. What’s the current trend?

A:
Sales of aftermarket service parts, which are reported in both the Machinery and Engines lines of business, bottomed in the second quarter of 2009.  The subsequent recovery has been robust, particularly in Asia/Pacific and Latin America where seasonally adjusted dealer order rates recovered to levels existing before the collapse in the world economy in the fourth quarter of 2008.  Recoveries in both North America and EAME began at about the same time; however, order rates in these regions remain well below those occurring before fourth quarter 2008.  We expect aftermarket service parts sales to improve in 2010 in all regions in response to improving economies.

Q5:	Did dealers reduce inventory in the fourth quarter as you expected? Do you expect that dealers will continue to reduce inventories in 2010?

A:
Dealers reduced new machine inventories by about $800 million during the fourth quarter, for a total reduction of about $3.3 billion for the full-year 2009.  In addition, dealers reduced inventories of new engines by about $600 million from year-end 2008.  We do not expect these significant reductions to continue.  For 2010 we expect that dealer inventories will end the year at levels similar to 2009.

Q6:	We think of your turbines business as “late cycle” and understand that 2009 was a very good year. However, 2010 may be more difficult. Can you comment on expectations for 2010?

A:
Based on order activity, sales are forecast to be down from peak highs in 2008 and 2009, but still at healthy levels from a historical perspective.  In addition to new equipment, turbine sales include related services, which continue to grow with expanded offerings to our customers and ongoing support of our large field population.

Q7:	You listed unfavorable product mix as a major factor relative to your profit outlook for 2010. Can you provide more information?

A:
We sell more than 300 different machine models, a wide range of engines and an extensive array of services.  As the mix of sales of products and services varies, it can have a substantial impact on profitability.  In 2010 we are expecting an unfavorable impact from the changing mix of sales.   Some of the factors that are contributing to the expected negative mix of sales are:

-	A decline in sales of turbines and large reciprocating engines, which tend to be higher-margin products. Sales of these products were stronger in 2009 than most other products.

-
Significantly higher sales of smaller machines.  Significant reductions in dealer machine inventories contributed to very steep declines in 2009 sales and production.  This had a very negative impact on 2009 sales of smaller machines.  We are not expecting inventory reductions in 2010, and there are signs that end-user demand is improving.  As a result, we are expecting very significant increases in our sales of smaller, lower-margin machines.

Q8:
Given the extent of inventory declines in 2009 and your outlook for higher sales and production in 2010, many of your suppliers will see significantly higher demand from Caterpillar in 2010.  With 2009 volume so low and the financial concerns so difficult, are they prepared for 2010?

A:
In 2009 our suppliers did an exceptional job of ramping down production.  Through what was the sharpest decline in decades, we didn’t have significant supplier-related disruption to our business.

Suppliers, particularly those that support our machine component and assembly facilities, will likely see significant volume increases in 2010.  In the fourth quarter of 2009 we began meeting with key suppliers to discuss expectations for 2010 and their ability to ramp up production.  Overall, we’re confident in our supply base and its ability to support the growth we expect in 2010.

Q9:	Can you recap your 2009 redundancy costs?

A:
Full-year redundancy costs were about as expected, $706 million before tax, $471 million after tax and $0.75 per share.  Fourth-quarter 2009 redundancy costs were $65 million before tax, $43 million after tax and $0.05 per share.  We do not expect significant redundancy costs in 2010.

Q10:	Your profit outlook lists income tax as significantly unfavorable in 2010 as compared with 2009. Why are taxes so unfavorable? What tax rate are you planning for 2010?

A:
The 2009 effective tax rate was significantly impacted by a favorable geographic mix of profits and losses from a tax perspective and included $133 million of benefits related to prior-year tax returns.  With higher profit, we expect the 2010 effective tax rate to be closer to historical levels.  The 2010 outlook assumes an effective tax rate of 30 percent.  This is based on current tax law and therefore does not include the U.S. research and development tax credit and other benefits that have not been extended past 2009.  In addition, the 2010 tax provision would be negatively impacted if U.S. healthcare legislation was enacted, making government subsidies received for Medicare-equivalent prescription drug coverage taxable.

Q11:	Why is pension expense expected to be higher in 2010?

A:	We expect an increase in pension expense during 2010 due to higher actuarial losses resulting primarily from significantly negative returns on the asset portfolio in 2008.

Q12:	Have you increased employment levels as a result of improving business conditions? Do you plan to increase employment in 2010?

A:
Employment needs are linked to business conditions and production volume.  The fourth quarter of 2009 continued to be very weak from a production standpoint, and overall employment declined slightly from the end of the third quarter.  However, we are seeing signs of improving demand, and dealer orders have increased.  We have raised production schedules in some facilities, and we would expect to selectively increase employment in 2010 as a result.  The strength of recovery will vary significantly among product type, industry served and geography.  Currently we are seeing faster recovery in Asia and Latin America.  So, prospects for employment increases in 2010 are best for facilities in those regions and factories that are significant exporters to those regions.

Q13:	Can you comment on your year-end financial position and cash balance? Has your financial strength and liquidity improved in 2009?

A:
In 2009, Caterpillar dramatically strengthened its balance sheet and liquidity position, despite adverse business conditions for most of the year.  We delivered on our commitment to remain profitable and generate strong cash flow through the trough of the business cycle.  A $2.4 billion decrease in inventory was a significant contributor.  The debt-to-capital ratio was 47.2 percent at the end of 2009, an improvement from 57.5 percent at the end of 2008.  On a consolidated basis, we ended the year with $4.9 billion of cash, an increase of $2.1 billion from year-end 2008.  We also had continued access to capital markets throughout the year.  These factors allowed the company to continue to fund strategic growth initiatives, make pension contributions and maintain the dividend and our "A" credit rating.

Q14:	What are your expectations for 2010 capital expenditures?

A:	We expect Machinery and Engines capital expenditures to be about $1.6 billion in 2010, up from $1.3 billion in 2009.

Q15:	Can you provide an update to the status of your pension plans?

A:
At the end of 2009, our worldwide pension plans were 76-percent funded, up from 61 percent at the end of 2008.  We made contributions of $1.1 billion to pension plans during 2009.  This includes 18.2 million shares ($650 million) of Caterpillar stock in May.  Strong asset returns, including the appreciation of Caterpillar stock, contributed to the increase in funded status.  We expect to make approximately $1 billion in contributions during 2010.

Accounting rules require that we recognize the over-funded or under-funded status of pension and post-retirement welfare plans on the balance sheet at the end of the year.  Primarily due to higher than expected plan asset returns, we recognized a credit to Other Comprehensive Income (OCI) (a component of equity) of $1.0 billion during the fourth quarter of 2009.  This non-cash credit improved our year-end debt-to-capital ratio by approximately 3 percentage points.

Q16:	Give us an update on the quality of Cat Financial’s asset portfolio. How are past dues, credit losses and allowances?

A:
During the fourth quarter, overall portfolio quality continued to reflect signs of stress related to general economic conditions.  At year-end 2009, past dues were slightly lower at 5.54 percent compared with 5.79 percent at the end of the third quarter.  At year-end 2008, past dues were 3.88 percent.  We expect there will be continued pressure on past dues during the first half of 2010, with gradual improvement as the global economy improves in the second half of the year.

Bad debt write-offs, net of recoveries, were $86 million for the fourth quarter of 2009, up from $65 million in the third quarter of 2009 and $60 million in the fourth quarter of 2008.  Total bad debt write-offs were $253 million in 2009 compared to $121 million in 2008.  The $132 million year-over-year increase was driven by adverse economic conditions, primarily in North America, and to a lesser extent in Europe.

Full-year 2009 losses were 1.03 percent of the average retail portfolio compared to 0.48 percent for 2008.   This result was higher in comparison to the peak of 0.69 percent reached in the most recent periods of economic weakness in 2001 and 2002.

At the end of 2009, Cat Financial's allowance for credit losses was 1.64 percent of net finance receivables, increasing from 1.44 percent on December 31, 2008.  The allowance for credit losses totaled $377 million compared with $395 million on December 31, 2008.  The decrease in allowance for credit losses reflected a $64 million reduction due to a reduction in the overall net finance receivable portfolio, partially offset by a $46 million increase associated with the higher allowance rate.

Q17:	Do you expect Cat Financial’s past dues to improve in 2010?

A:
Although considerable uncertainty still exists for 2010, we expect past dues to remain at elevated levels during the first half of 2010 and gradually improve in the second half of 2010 as the global economic recovery continues.

Q18:	Can you comment on Cat Financial’s liquidity position in general? Will you need new long-term debt in 2010?

A:
Cat Financial has been able to access ample liquidity to cover all maturing debt obligations utilizing a broad and diverse global funding program.  For the full-year 2009, Cat Financial issued $3.4 billion in U.S. medium-term notes, $690 million in U.S. retail notes, €650 million in euro medium-term notes, C$500 million in Canadian dollar medium-term notes, ¥14.4 billion in Japanese yen medium-term notes, A$250 million in Australian dollar medium-term notes and ARS 61.8 million in Argentine peso medium-term notes.  Year-end 2009 commercial paper outstanding totaled $2.2 billion.  Commercial paper is supported by a revolving credit facility shared jointly with Caterpillar Inc. that provides $5.5 billion in liquidity allocation to Cat Financial.  This committed facility remains undrawn and available and provides Cat Financial with the capacity to issue additional commercial paper as needed.  Proceeds from Cat Financial's 2009 debt issuance, combined with year-to-date cash receipts, covered all 2009 debt maturities and generated a cash balance of $2.5 billion at the end of the fourth quarter of 2009.  Our resulting liquidity position remains strong.  Cat Financial 2010 term debt maturities are approximately $4.9 billion, of which a portion will be funded by current cash balances and projected cash receipts.  Cat Financial will remain selective and opportunistic in issuing new term debt in 2010.

GLOSSARY OF TERMS

1.
Caterpillar Japan Ltd. (Cat Japan) – A Caterpillar subsidiary formerly known as Shin Caterpillar Mitsubishi Ltd. (SCM).  SCM was a 50/50 joint venture between Caterpillar and Mitsubishi Heavy Industries Ltd. (MHI) until SCM redeemed one half of MHI's shares on August 1, 2008.  Caterpillar now owns 67 percent of the renamed entity.  We began consolidating Cat Japan in the fourth quarter of 2008.  Cat Japan’s redundancy costs are included in total redundancy costs.

2.
Caterpillar Production System – The Caterpillar Production System is the common Order-to-Delivery process being implemented enterprise-wide to achieve our safety, quality, velocity, earnings and growth goals for 2010 and beyond.

3.	Consolidating Adjustments – Eliminations of transactions between Machinery and Engines and Financial Products.
4.
Currency – With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar.  With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar.  Currency includes the impact on sales and operating profit for the Machinery and Engines lines of business only; currency impacts on Financial Products revenues and operating profit are included in the Financial Products portions of the respective analyses.  With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results.

5.
Debt-to-Capital Ratio – A key measure of financial strength used by both management and our credit rating agencies.  The metric is a ratio of Machinery and Engines debt (short-term borrowings plus long-term debt) and redeemable noncontrolling interest to the sum of Machinery and Engines debt, redeemable noncontrolling interest and stockholders' equity.

6.	EAME – Geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).
7.	Earning Assets – Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.
8.
Engines – A principal line of business including the design, manufacture, marketing and sales of engines for Caterpillar machinery; electric power generation systems; locomotives; marine, petroleum, construction, industrial, agricultural and other applications and related parts. Also includes remanufacturing of Caterpillar engines and a variety of Caterpillar machinery and engine components and remanufacturing services for other companies.  Reciprocating engines meet power needs ranging from 10 to 21,800 horsepower (8 to more than 16 000 kilowatts).  Turbines range from 1,600 to 30,000 horsepower (1 200 to 22 000 kilowatts).

9.
Financial Products – A principal line of business consisting primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings, Inc. (Cat Insurance) and their respective subsidiaries.  Cat Financial provides a wide range of financing alternatives to customers and dealers for Caterpillar machinery and engines, Solar gas turbines as well as other equipment and marine vessels.  Cat Financial also extends loans to customers and dealers.  Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

10.
Integrated Service Businesses – A service business or a business containing an important service component.  These businesses include, but are not limited to, aftermarket parts, Cat Financial, Cat Insurance, Cat Logistics, Cat Reman, Progress Rail, OEM Solutions and Solar Turbine Customer Services.

11.	Latin America – Geographic region including Central and South American countries and Mexico.
12.
LIFO Inventory Decrement Benefits – A significant portion of Caterpillar's inventory is valued using the last-in, first-out (LIFO) method.  With this method, the cost of inventory is comprised of "layers" at cost levels for years when inventory increases occurred.  A LIFO decrement occurs when inventory decreases, depleting layers added in earlier, generally lower cost, years.  A LIFO decrement benefit represents the impact on profit of charging cost of goods sold with prior-year cost levels rather than current period costs.

13.
Machinery – A principal line of business which includes the design, manufacture, marketing and sales of construction, mining and forestry machinery—track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, skid steer loaders, underground mining equipment, tunnel boring equipment and related parts. Also includes logistics services for other companies and the design, manufacture, remanufacture, maintenance and services of rail-related products.

14.
Machinery and Engines (M&E) – Due to the highly integrated nature of operations, it represents the aggregate total of the Machinery and Engines lines of business and includes primarily our manufacturing, marketing and parts distribution operations.

15.	Machinery and Engines Other Operating (Income) Expenses – Comprised primarily of gains/losses on disposal of long-lived assets, long-lived asset impairment charges and employee redundancy costs.
16.
Manufacturing Costs – Manufacturing costs exclude the impacts of currency and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs.  Variable manufacturing costs are defined as having a direct relationship with the volume of production.  This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process.  Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume.  Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

17.
Price Realization – The impact of net price changes excluding currency and new product introductions.  Consolidated price realization includes the impact of changes in the relative weighting of sales between geographic regions.

18.
Redundancy Costs – Costs related to employment reduction including employee severance charges, pension and other postretirement benefit plan curtailments and settlements and healthcare and supplemental unemployment benefits.

19.
Sales Volume – With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for machinery and engines as well as the incremental revenue impact of new product introductions.  With respect to operating profit, sales volume represents the impact of changes in the quantities sold for machinery and engines combined with product mix—the net operating profit impact of changes in the relative weighting of machinery and engines sales with respect to total sales.

20.
6 Sigma – On a technical level, 6 Sigma represents a measure of variation that achieves 3.4 defects per million opportunities.  At Caterpillar, 6 Sigma represents a much broader cultural philosophy to drive continuous improvement throughout the value chain.  It is a fact-based, data-driven methodology that we are using to improve processes, enhance quality, cut costs, grow our business and deliver greater value to our customers through black belt-led project teams.  At Caterpillar, 6 Sigma goes beyond mere process improvement—it has become the way we work as teams to process business information, solve problems and manage our business successfully.

NON-GAAP FINANCIAL MEASURES

The following definitions are provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission.  These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies.  Management does not intend these items to be considered in isolation or substitutes for the related GAAP measures.

Profit Per Share Excluding Redundancy Costs

During the fourth quarter of 2009, redundancy costs related to employment reductions in response to the global recession were $65 million or $0.05 per share.  2009 redundancy costs were $706 million or $0.75 per share.  We believe it is important to separately quantify the profit-per-share impact of redundancy costs in order for our 2009 actual results to be meaningful to our readers.  Reconciliation of profit per share excluding redundancy costs to the most directly comparable GAAP measure, profit per share is as follows:

	Fourth Quarter 2009	Full Year 2009
Profit per share	$0.36	$1.43
Per share redundancy costs	$0.05	$0.75
Profit per share excluding redundancy costs	$0.41	$2.18

Machinery and Engines

Caterpillar defines Machinery and Engines as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.  Machinery and Engines information relates to the design, manufacture and marketing of our products.  Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment.  The nature of these businesses is different, especially with regard to the financial position and cash flow items.  Caterpillar management utilizes this presentation internally to highlight these differences.  We also believe this presentation will assist readers in understanding our business.  Pages 39-44 reconcile Machinery and Engines with Financial Products on the equity basis to Caterpillar Inc. Consolidated financial information.

Caterpillar's latest financial results and current outlook are also available via:

Telephone:
(800) 228-7717 (Inside the United States and Canada)
(858) 244-2080 (Outside the United States and Canada)

Internet:
http://www.cat.com/investor
http://www.cat.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4100 (Office) or (309) 360-7311 (Mobile)
mail to:Dugan_Jim@cat.com

Caterpillar Inc. Condensed Consolidated Statement of Results of Operations (Unaudited) (Dollars in millions except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Sales and revenues:
Sales of Machinery and Engines	$7,193	$12,120	$29,540	$48,044
Revenues of Financial Products	705	803	2,856	3,280
Total sales and revenues	7,898	12,923	32,396	51,324

Operating costs:
Cost of goods sold	5,852	10,066	23,886	38,415
Selling, general and administrative expenses	942	1,305	3,645	4,399
Research and development expenses	355	507	1,421	1,728
Interest expense of Financial Products	238	299	1,045	1,153
Other operating (income) expenses	383	289	1,822	1,181
Total operating costs	7,770	12,466	31,819	46,876

Operating profit	128	457	577	4,448

Interest expense excluding Financial Products	88	71	389	274
Other income (expense)	88	(24)	381	327

Consolidated profit (loss) before taxes	128	362	569	4,501

Provision (benefit) for income taxes	(91)	(296)	(270)	953
Profit of consolidated companies	219	658	839	3,548

Equity in profit (loss) of unconsolidated affiliated companies	(13)	5	(12)	37

Profit of consolidated and affiliated companies	206	663	827	3,585

Less: Profit (loss) attributable to noncontrolling interests	(26)	2	(68)	28

Profit 1	$232	$661	$895	$3,557

Profit per common share	$0.37	$1.10	$1.45	$5.83

Profit per common share – diluted 2	$0.36	$1.08	$1.43	$5.66

Weighted-average common shares outstanding (millions)
- Basic	624.2	602.1	615.2	610.5
- Diluted 2	641.7	610.6	626.0	627.9

Cash dividends declared per common share	$0.84	$0.84	$1.68	$1.62

1	Profit attributable to common stockholders.
2	Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

Caterpillar Inc. Condensed Consolidated Statement of Financial Position (Unaudited) (Millions of dollars)
	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and short-term investments	$4,867	$2,736
Receivables - trade and other	5,611	9,397
Receivables - finance	8,301	8,731
Deferred and refundable income taxes	1,216	1,223
Prepaid expenses and other current assets	434	765
Inventories	6,360	8,781
Total current assets	26,789	31,633

Property, plant and equipment – net	12,386	12,524
Long-term receivables - trade and other	971	1,479
Long-term receivables - finance	12,279	14,264
Investments in unconsolidated affiliated companies	105	94
Noncurrent deferred and refundable income taxes	2,714	3,311
Intangible assets	465	511
Goodwill	2,269	2,261
Other assets	2,060	1,705
Total assets	$60,038	$67,782

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery and Engines	$433	$1,632
-- Financial Products	3,650	5,577
Accounts payable	2,993	4,827
Accrued expenses	3,351	4,121
Accrued wages, salaries and employee benefits	797	1,242
Customer advances	1,217	1,898
Dividends payable	262	253
Other current liabilities	888	1,027
Long-term debt due within one year:
-- Machinery and Engines	302	456
-- Financial Products	5,399	5,036
Total current liabilities	19,292	26,069

Long-term debt due after one year:
-- Machinery and Engines	5,652	5,736
-- Financial Products	16,195	17,098
Liability for postemployment benefits	7,420	9,975
Other liabilities	2,179	2,190
Total liabilities	50,738	61,068

Redeemable noncontrolling interest	477	524

Stockholders' equity
Common stock	3,439	3,057
Treasury stock	(10,646)	(11,217)
Profit employed in the business	19,711	19,826
Accumulated other comprehensive income (loss)	(3,764)	(5,579)
Noncontrolling interests	83	103
Total stockholders' equity	8,823	6,190
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$60,038	$67,782

Caterpillar Inc. Condensed Consolidated Statement of Cash Flow (Unaudited) (Millions of dollars)
	Twelve Months Ended
	December 31,
	2009	2008
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$827	$3,585
Adjustments for non-cash items:
Depreciation and amortization	2,336	1,980
Other	137	355
Changes in assets and liabilities:
Receivables – trade and other	4,014	(545)
Inventories	2,501	(833)
Accounts payable and accrued expenses	(2,539)	656
Customer advances	(646)	286
Other assets – net	235	(470)
Other liabilities – net	(522)	(217)
Net cash provided by (used for) operating activities	6,343	4,797
Cash flow from investing activities:
Capital expenditures – excluding equipment leased to others	(1,348)	(2,445)
Expenditures for equipment leased to others	(968)	(1,566)
Proceeds from disposals of property, plant and equipment	1,242	982
Additions to finance receivables	(7,107)	(14,031)
Collections of finance receivables	9,288	9,717
Proceeds from sale of finance receivables	100	949
Investments and acquisitions (net of cash acquired)	(19)	(117)
Proceeds from sale of available-for-sale securities	291	357
Investments in available-for-sale securities	(349)	(339)
Other – net	(128)	197
Net cash provided by (used for) investing activities	1,002	(6,296)
Cash flow from financing activities:
Dividends paid	(1,029)	(953)
Distribution to noncontrolling interests	(10)	(10)
Common stock issued, including treasury shares reissued	89	135
Payment for stock repurchase derivative contracts	—	(38)
Treasury shares purchased	—	(1,800)
Excess tax benefit from stock-based compensation	21	56
Acquisitions of noncontrolling interests	(6)	—
Proceeds from debt issued (original maturities greater than three months)	12,537	17,930
Payments on debt (original maturities greater than three months)	(12,933)	(14,439)
Short-term borrowings (original maturities three months or less)-net	(3,884)	2,074
Net cash provided by (used for) financing activities	(5,215)	2,955
Effect of exchange rate changes on cash	1	158
Increase (decrease) in cash and short-term investments	2,131	1,614
Cash and short-term investments at beginning of period	2,736	1,122
Cash and short-term investments at end of period	$4,867	$2,736

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended December 31, 2009 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines 1	Products	Adjustments
Sales and revenues:
Sales of Machinery and Engines	$7,193	$7,193	$—	$—
Revenues of Financial Products	705	—	770	(65)	2
Total sales and revenues	7,898	7,193	770	(65)

Operating costs:
Cost of goods sold	5,852	5,852	—	—
Selling, general and administrative expenses	942	771	179	(8)	3
Research and development expenses	355	355	—	—
Interest expense of Financial Products	238	—	238	—	4
Other operating (income) expenses	383	96	290	(3)	3
Total operating costs	7,770	7,074	707	(11)

Operating profit	128	119	63	(54)

Interest expense excluding Financial Products	88	110	—	(22)	4
Other income (expense)	88	39	17	32	5

Consolidated profit (loss) before taxes	128	48	80	—

Provision (benefit) for income taxes	(91)	(103)	12	—
Profit of consolidated companies	219	151	68	—

Equity in profit (loss) of unconsolidated affiliated companies	(13)	(13)	—	—
Equity in profit of Financial Products' subsidiaries	—	64	—	(64)	6

Profit of consolidated and affiliated companies	206	202	68	(64)

Less: Profit (loss) attributable to noncontrolling interests	(26)	(30)	4	—

Profit 7	$232	$232	$64	$(64)

1	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2	Elimination of Financial Products’ revenues earned from Machinery and Engines.
3	Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
4	Elimination of interest expense recorded between Financial Products and Machinery and Engines.
5	Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
6	Elimination of Financial Products’ profit due to equity method of accounting.
7	Profit attributable to common stockholders.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended December 31, 2008 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines 1	Products	Adjustments
Sales and revenues:
Sales of Machinery and Engines	$12,120	$12,120	$—	$—
Revenues of Financial Products	803	—	869	(66)	2
Total sales and revenues	12,923	12,120	869	(66)

Operating costs:
Cost of goods sold	10,066	10,066	—	—
Selling, general and administrative expenses	1,305	1,131	186	(12)	3
Research and development expenses	507	507	—	—
Interest expense of Financial Products	299	—	305	(6)	4
Other operating (income) expenses	289	(16)	304	1	3
Total operating costs	12,466	11,688	795	(17)

Operating profit	457	432	74	(49)

Interest expense excluding Financial Products	71	67	—	4	4
Other income (expense)	(24)	19	(96)	53	5

Consolidated profit (loss) before taxes	362	384	(22)	—

Provision (benefit) for income taxes	(296)	(267)	(29)	—
Profit of consolidated companies	658	651	7	—

Equity in profit (loss) of unconsolidated affiliated companies	5	5	—	—
Equity in profit of Financial Products' subsidiaries	—	5	—	(5)	6

Profit of consolidated and affiliated companies	663	661	7	(5)

Less: Profit (loss) attributable to noncontrolling interests	2	—	2	—

Profit 7	$661	$661	$5	$(5)

1	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2	Elimination of Financial Products’ revenues earned from Machinery and Engines.
3	Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
4	Elimination of interest expense recorded between Financial Products and Machinery and Engines.
5	Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
6	Elimination of Financial Products’ profit due to equity method of accounting.
7	Profit attributable to common stockholders.

Caterpillar Inc. Supplemental Data for Results of Operations For The Twelve Months Ended December 31, 2009 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines 1	Products	Adjustments
Sales and revenues:
Sales of Machinery and Engines	$29,540	$29,540	$—	$—
Revenues of Financial Products	2,856	—	3,168	(312)	2
Total sales and revenues	32,396	29,540	3,168	(312)

Operating costs:
Cost of goods sold	23,886	23,886	—	—
Selling, general and administrative expenses	3,645	3,085	579	(19)	3
Research and development expenses	1,421	1,421	—	—
Interest expense of Financial Products	1,045	—	1,048	(3)	4
Other operating (income) expenses	1,822	691	1,160	(29)	3
Total operating costs	31,819	29,083	2,787	(51)

Operating profit	577	457	381	(261)

Interest expense excluding Financial Products	389	475	—	(86)	4
Other income (expense)	381	192	14	175	5

Consolidated profit (loss) before taxes	569	174	395	—

Provision (benefit) for income taxes	(270)	(342)	72	—
Profit of consolidated companies	839	516	323	—

Equity in profit (loss) of unconsolidated affiliated companies	(12)	(12)	—	—
Equity in profit of Financial Products' subsidiaries	—	307	—	(307)	6

Profit of consolidated and affiliated companies	827	811	323	(307)

Less: Profit (loss) attributable to noncontrolling interests	(68)	(84)	16	—

Profit 7	$895	$895	$307	$(307)

1	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2	Elimination of Financial Products’ revenues earned from Machinery and Engines.
3	Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
4	Elimination of interest expense recorded between Financial Products and Machinery and Engines.
5	Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
6	Elimination of Financial Products’ profit due to equity method of accounting.
7	Profit attributable to common stockholders.

Caterpillar Inc. Supplemental Data for Results of Operations For The Twelve Months Ended December 31, 2008 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines 1	Products	Adjustments
Sales and revenues:
Sales of Machinery and Engines	$48,044	$48,044	$—	$—
Revenues of Financial Products	3,280	—	3,588	(308)	2
Total sales and revenues	51,324	48,044	3,588	(308)

Operating costs:
Cost of goods sold	38,415	38,415	—	—
Selling, general and administrative expenses	4,399	3,812	616	(29)	3
Research and development expenses	1,728	1,728	—	—
Interest expense of Financial Products	1,153	—	1,162	(9)	4
Other operating (income) expenses	1,181	(33)	1,231	(17)	3
Total operating costs	46,876	43,922	3,009	(55)

Operating profit	4,448	4,122	579	(253)

Interest expense excluding Financial Products	274	270	—	4	4
Other income (expense)	327	95	(25)	257	5

Consolidated profit (loss) before taxes	4,501	3,947	554	—

Provision (benefit) for income taxes	953	822	131	—
Profit of consolidated companies	3,548	3,125	423	—

Equity in profit (loss) of unconsolidated affiliated companies	37	38	(1)	—
Equity in profit of Financial Products' subsidiaries	—	409	—	(409)	6

Profit of consolidated and affiliated companies	3,585	3,572	422	(409)

Less: Profit (loss) attributable to noncontrolling interests	28	15	13	—

Profit 7	$3,557	$3,557	$409	$(409)

1	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2	Elimination of Financial Products’ revenues earned from Machinery and Engines.
3	Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
4	Elimination of interest expense recorded between Financial Products and Machinery and Engines.
5	Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
6	Elimination of Financial Products’ profit due to equity method of accounting.
7	Profit attributable to common stockholders.

Caterpillar Inc. Supplemental Data for Cash Flow For The Twelve Months Ended December 31, 2009 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines 1	Products	Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$827	$811	$323	$(307)	2
Adjustments for non-cash items:
Depreciation and amortization	2,336	1,594	742	—
Undistributed profit of Financial Products	—	(307)	—	307	3
Other	137	4	(87)	220	4
Changes in assets and liabilities:
Receivables - trade and other	4,014	1,929	67	2,018	4,5
Inventories	2,501	2,501	—	—
Accounts payable and accrued expenses	(2,539)	(2,351)	(197)	9	4
Customer advances	(646)	(646)	—	—
Other assets - net	235	31	218	(14)	4
Other liabilities - net	(522)	(575)	37	16	4
Net cash provided by (used for) operating activities	6,343	2,991	1,103	2,249
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(1,348)	(1,344)	(4)	—
Expenditures for equipment leased to others	(968)	—	(972)	4	4
Proceeds from disposals of property, plant and equipment	1,242	150	1,092	—
Additions to finance receivables	(7,107)	—	(20,387)	13,280	5
Collections of finance receivables	9,288	—	23,934	(14,646)	5
Proceeds from sale of finance receivables	100	—	987	(887)	5
Net intercompany borrowings	—	416	(963)	547	6
Investments and acquisitions (net of cash acquired)	(19)	(19)	—	—
Proceeds from sale of available-for-sale securities	291	6	285	—
Investments in available-for-sale securities	(349)	(5)	(344)	—
Other - net	(128)	116	(258)	14	7,8
Net cash provided by (used for) investing activities	1,002	(680)	3,370	(1,688)
Cash flow from financing activities:
Dividends paid	(1,029)	(1,029)	—	—
Distribution to noncontrolling interests	(10)	(10)	—	—
Common stock issued, including treasury shares reissued	89	89	20	(20)	7
Payment for stock repurchase derivative contracts	—	—	—	—
Treasury shares purchased	—	—	—	—
Excess tax benefit from stock-based compensation	21	21	—	—
Acquisitions of noncontrolling interests	(6)	(6)	(6)	6	8
Net intercompany borrowings	—	963	(416)	(547)	6
Proceeds from debt issued (original maturities greater than three months)	12,537	704	11,833	—
Payments on debt (original maturities greater than three months)	(12,933)	(1,164)	(11,769)	—
Short-term borrowings (original maturities three months or less)-net	(3,884)	(1,147)	(2,737)	—
Net cash provided by (used for) financing activities	(5,215)	(1,579)	(3,075)	(561)
Effect of exchange rate changes on cash	1	(10)	11	—
Increase (decrease) in cash and short-term investments	2,131	722	1,409	—
Cash and short-term investments at beginning of period	2,736	1,517	1,219	—
Cash and short-term investments at end of period	$4,867	$2,239	$2,628	$—

1	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2	Elimination of Financial Products’ profit after tax due to equity method of accounting.
3	Non-cash adjustment for the undistributed earnings from Financial Products.
4	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
5	Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
6	Net proceeds and payments to/from Machinery and Engines and Financial Products.
7	Change in investment and common stock related to Financial Products.
8	Elimination of Financial Products’ acquisition of Machinery and Engines’ noncontrolling interest in a Financial Products subsidiary.

Caterpillar Inc. Supplemental Data for Cash Flow For The Twelve Months Ended December 31, 2008 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines 1	Products	Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$3,585	$3,572	$422	$(409)	2
Adjustments for non-cash items:
Depreciation and amortization	1,980	1,225	755	—
Undistributed profit of Financial Products	—	(409)	—	409	3
Other	355	179	42	134	4
Changes in assets and liabilities:
Receivables - trade and other	(545)	(471)	(49)	(25)	4,5
Inventories	(833)	(833)	—	—
Accounts payable and accrued expenses	656	574	69	13	4
Customer advances	286	286	—	—
Other assets - net	(470)	(503)	(102)	135	4
Other liabilities - net	(217)	(50)	(33)	(134)	4
Net cash provided by (used for) operating activities	4,797	3,570	1,104	123
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(2,445)	(2,421)	(24)	—
Expenditures for equipment leased to others	(1,566)	—	(1,588)	22	4
Proceeds from disposals of property, plant and equipment	982	30	952	—
Additions to finance receivables	(14,031)	—	(37,811)	23,780	5
Collections of finance receivables	9,717	—	32,135	(22,418)	5
Proceeds from sale of finance receivables	949	—	2,459	(1,510)	5
Net intercompany borrowings	—	(168)	33	135	6
Investments and acquisitions (net of cash acquired)	(117)	(148)	28	3	7
Proceeds from sale of available-for-sale securities	357	23	334	—
Investments in available-for-sale securities	(339)	(18)	(321)	—
Other - net	197	139	58	—	7
Net cash provided by (used for) investing activities	(6,296)	(2,563)	(3,745)	12
Cash flow from financing activities:
Dividends paid	(953)	(953)	—	—
Distribution to noncontrolling interests	(10)	(10)	—	—
Common stock issued, including treasury shares reissued	135	135	—	—	7
Payment for stock repurchase derivative contracts	(38)	(38)	—	—
Treasury shares purchased	(1,800)	(1,800)	—	—
Excess tax benefit from stock-based compensation	56	56	—	—
Acquisitions of noncontrolling interests	—	—	—	—
Net intercompany borrowings	—	(33)	168	(135)	6
Proceeds from debt issued (original maturities greater than three months)	17,930	1,673	16,257	—
Payments on debt (original maturities greater than three months)	(14,439)	(296)	(14,143)	—
Short-term borrowings (original maturities three months or less)-net	2,074	737	1,337	—
Net cash provided by (used for) financing activities	2,955	(529)	3,619	(135)
Effect of exchange rate changes on cash	158	177	(19)	—
Increase (decrease) in cash and short-term investments	1,614	655	959	—
Cash and short-term investments at beginning of period	1,122	862	260	—
Cash and short-term investments at end of period	$2,736	$1,517	$1,219	$—

1	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2	Elimination of Financial Products’ profit after tax due to equity method of accounting.
3	Non-cash adjustment for the undistributed earnings from Financial Products.
4	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
5	Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
6	Net proceeds and payments to/from Machinery and Engines and Financial Products.
7	Change in investment and common stock related to Financial Products.